EXHIBIT 4.3

AMENDMENT NO. 2
to the
2014 STOCK INCENTIVE PLAN
OF
INTERSECTIONS INC.

WHEREAS, Intersections Inc. (the "Corporation") has adopted the 2014 Stock Incentive Plan of Intersections Inc. (as amended to date, the "Plan") (capitalized terms used but not defined herein shall have the meaning ascribed thereto in the Plan); and
WHEREAS, Section 20 of the Plan permits the Committee to amend the Plan from time to time, provided, however, that any amendment to increase the number of shares issuable under the Plan shall be subject to the approval of the stockholders of the Corporation; and
WHEREAS, the Board of Directors determined it was advisable and in the best interest of the Company and its stockholders to increase the number of shares authorized for issuance under the Plan by 4,000,000 shares, subject to final approval by the Committee and the approval of the Corporation's stockholders, as well as amend the Plan in certain other respects;
WHEREAS, the Board of Directors and the Committee determined it was advisable and in the best interest of the Company and its stockholders to provide for a limitation on the number of shares that non-employee directors may receive in any calendar year; and
WHEREAS, the Committee now desires to amend the Plan to increase the number of shares authorized for issuance under the Plan and in certain other respects;
NOW, THEREFORE, the Plan is hereby amended as follows:

1.	Section 6 of the Plan is hereby amended to read in its entirety as follows:

"6. Shares. The Committee may, but shall not be required to, grant, in accordance with this Plan, Incentive Awards with respect to an aggregate of up to 9,500,000 Shares, which may be either Shares held in treasury or authorized but unissued Shares. The maximum number of Shares, subject to adjustment under Section 15 of the Plan, which may be made the subject of Options that are incentive stock options is 9,500,000. The maximum number of Shares, subject to adjustment under Section 15 of the Plan, which may be (i) made the subject of Options that are incentive stock options granted to any individual during any calendar year shall not exceed 2,500,000 Shares, (ii) made the subject of Options or SARs granted to any individual during any calendar year shall not exceed 2,500,000 Shares or (iii) made the subject of Incentive Awards other than Options or SARs, including Incentive Awards that are meant to qualify as 'qualified performance-based compensation' within the meaning of Section 162(m) of the Code, granted to any individual during any calendar year shall not exceed 2,500,000. Notwithstanding any other provision of the Plan to the contrary, the aggregate grant date fair value (computed as of the date of grant in accordance with applicable financial accounting rules) of all Share based Incentive Awards granted to any non-employee director during any single calendar year shall not exceed $125,000; provided, however, that such limit shall not apply with respect to Share based Incentive Awards granted to any newly elected or appointed non-employee director during the first year of such director's election or appointment to the Board. If the Shares that would be issued or transferred pursuant to any Incentive Award are not issued or transferred and cease to be issuable or transferable for any reason, or if Restricted Shares which are subject to a Restricted Stock Award are forfeited, the number of Shares subject to such Incentive Award will no longer be charged against the limitation provided for herein and may again be made subject to Incentive Awards; provided, however, that any RSUs as to which a cash payment has been made in settlement thereof shall continue to reduce, by an equivalent number of Shares, the number of Shares which may again be made subject to Incentive Awards; provided, further, that with respect to any Incentive Awards granted to any person who is a 'covered employee' as defined in Section 162(m) of the Code and the regulations promulgated thereunder that is canceled or repriced, the number of Shares subject to such Incentive Award shall continue to count against the maximum number of Shares which may be the subject of Incentive Awards granted to such person and such maximum number of Shares shall be determined in accordance with Section 162(m) of the Code and the regulations promulgated thereunder.
Nothing herein contained shall be construed to prohibit the issuance of Incentive Awards at different times to the same employee, director, consultant or independent contractor."

2.	This Amendment shall be effective as of the date of approval of the stockholders of the Corporation of this Amendment.
3.	Except to the extent hereinabove set forth, the Plan shall remain in full force and effect.

IN WITNESS WHEREOF, this Amendment to be executed by a duly authorized officer of the Corporation on this 18th day of April, 2017.

INTERSECTIONS INC.

By:	/s/ Ronald L. Barden
Name:	Ronald Barden
Title:	Chief Financial Officer